INTERNET CONTENT AND SERVICES FRAMEWORK AGREEMENT



         THIS INTERNET CONTENT AND SERVICES FRAMEWORK AGREEMENT (the "Agreement") is entered into as of this 29th day of May 2001 (the "Effective Date") by and between BellSouth Enterprises, Inc., a corporation organized and existing under the laws of the State of Georgia, with its principal place of business at 1155 Peachtree Street, Atlanta, Georgia 30309 (the "Company"), and StarMedia Network, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 75 Varick Street, New York, New York 10013 ("StarMedia"). StarMedia and the Company are occasionally collectively referred to in this Agreement as the "Parties" or individually as a "Party".

                                    RECITALS

         WHEREAS, simultaneously herewith, the Company and StarMedia are entering into a Securities Purchase Agreement (as defined below), whereby the Company is acquiring certain equity interests and options with respect to StarMedia;

          WHEREAS, StarMedia owns and operates the StarMedia Websites (as defined below);

         WHEREAS, the Company's Affiliates provide Wireless Access Services in the Territory (as such terms are defined below);

         WHEREAS, the Securities Purchase Agreement contemplates that the Company and StarMedia will enter into an agreement pursuant to which StarMedia shall become the exclusive provider of integrated global customized series of co-branded portals available in a multi-access environment ("MAP") for the Subscribers (as such terms are defined below) to the Participating Affiliates' Wireless Access Services; and

     WHEREAS, certain obligations of Company hereunder may be performed by BellSouth International, Inc., a wholly owned subsidiary of Company, or its successor ("BSI");

         NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         The capitalized terms which appear in the recitals and the body of this Agreement shall have the following meanings, unless such term is defined elsewhere in this Agreement, including its recitals (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Access Services" shall mean the Wireless Access Services and/or any other form of telecommunications access services.

                  "Active Territory" shall refer to that portion of the Territory in which Participating Affiliates are licensed to conduct operations.

                  "Affiliate" of the Company shall mean another Person that, directly or indirectly, controls, is controlled by or is under common control with, Company (other than independent contractors and leased employees) where the Company shall be deemed to have control over any other Person if: (a) the Company directly or indirectly or acting through one or more other Persons owns, controls or has power to vote fifty-one percent (51%) or more of the equity interests of the other Person; (b) the Company controls, in any manner, the election of a majority of the directors, managers or trustees (or persons exercising similar responsibilities) of the other Person; or (c) the Company directly or indirectly controls, either individually or jointly with a third party, the management or policies of the other Person. Affiliate of StarMedia means another Person that, directly or indirectly, controls, is controlled by or is under common control with, StarMedia (other than independent contractors and leased employees) where StarMedia shall be deemed to have control over any other Person if: (a) StarMedia directly or indirectly or acting through one or more other Persons owns, controls or has power to vote ten percent (10%) or more of the equity interests of the other Person; (b) such Person controls, in any manner, the election of a majority of the directors, managers or trustees (or persons exercising similar responsibilities) of the other Person; or (c) such Person directly or indirectly controls the management or policies of the other Person. For the avoidance of doubt, the entities listed on Exhibit A are "Affiliates" of the Company. Notwithstanding the foregoing, neither StarMedia nor any of its Affiliates shall be considered the Company's Affiliate and neither the Company nor any of its Affiliates shall be considered StarMedia's Affiliate.

                  "Change in Control" of a Person shall mean (i) the consummation of any merger, consolidation or reorganization (or series of such related transactions) involving such Person and any Person other than the other Party to this Agreement and its Affiliates unless both (x) the shareholders of such Person immediately prior to such consummation, shall have beneficial ownership of more than 50% of the voting stock of such Person (or if such Person shall not be the surviving company in such merger, consolidation or reorganization, such surviving company) immediately after such consummation, and (y) such Person is not subject to an agreement that contemplates that individuals who are directors of such Person immediately prior to such consummation (or other persons designated by such Person at or before such consummation) shall constitute less than a majority of the directors of such Person or such surviving company, as the case may be,
         (ii) a change or changes in the membership of the board of directors of such Person which represent a change of a majority or more of such membership during any 12 month period (unless such change or changes in membership are caused by the actions of the then existing board of directors of such Person and do not occur within 12 months of the commencement, threat or proposal of an election contest (as defined in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of
         1934), tender offer or other transaction which would constitute a change of control under clause (i) above, in each case, by any Person other than the other Party to this Agreement and its Affiliates), (iii) a sale to any Person other than the other Party to this Agreement and its Affiliates of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, (iv) the sale to any Person other than the other Party to this Agreement and its Affiliates of all or substantially all of either (a) the Person's content aggregation and distribution business or (b) the Person's wireless portal business, or
         (v) any Person other than the other Party to this Agreement and its Affiliates obtaining the right to vote or direct the voting, directly or indirectly, of securities having more than 50% of the ordinary voting power for the election of directors of such Person.

                  "Claims" shall have the meaning specified in Section 14.1 of this Agreement.

                  "Company Competitors" shall mean such Persons as may be engaged, directly or indirectly, in the provision or sale of wireless telecommunications services, including without limitation, wireless carriers.

                  "Common Stock" shall mean common stock, par value $0.001 per share, of StarMedia.

                  "Company Services" shall mean the services offered by the Company or the applicable Participating Affiliate via the Access Services.

                  "Confidential Information" of a Party shall mean all information of a technological or business-sensitive nature, including without limitation product or service designs, plans and specifications, business plans, financial data, operating data, lists of customers or suppliers, furnished by such Party to the other Party and if disclosed in writing, is marked confidential, or if disclosed orally or visually, is designated as confidential at the time of disclosure and confirmed in writing within thirty (30) days of disclosure. Notwithstanding the above, Confidential Information shall not include information that the receiving Party can demonstrate (A) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available through no improper action or inaction by the receiving Party or any Affiliate, agent or employee of the receiving Party, or (B) was in its possession or known by the receiving Party, without restriction, prior to receipt from the disclosing Party, as demonstrated by files or records in existence at the time of disclosure, or (C) was disclosed to others by the disclosing Party without restriction on further disclosure, or (D) was rightfully disclosed to the receiving Party by a third party without restriction, or (E) is independently developed by the receiving Party without reference to such Confidential Information of the disclosing Party, as demonstrated by files or records created at the time of such independent development. Information shall not be deemed known to such Party or publicly known for purposes of the above exceptions (x) merely because it is embraced by more general information in the prior possession of such Party or others, or (y) merely because it is expressed in public material in general terms not specifically the same as the Confidential Information.

                  "Current Critical Technology" shall mean those applications included in Third Party Technology which are essential to the continued operation of the MAP Service, including as of the Effective Date, Voice Portal, email, ad serving, PIM and calendar. The foregoing list of applications may be updated on a quarterly basis by the Product Path Planning Team as it determines is reasonably necessary.

                  "Default" shall have the meaning specified in Section 12.2 of this Agreement.

                  "Deposit Materials" means the Source Code for the StarMedia Technology, including without limitation the Gen3 Technology, the WIS Technology, and the User Registration Database (together with the related data dictionary), together with the Source Code for the Third Party Technology and all modifications to such Third Party Technology, if and to the extent that StarMedia has the right to deposit the Source Code for such Third Party Technology into escrow for the benefit of the Company, and diagrams and explanations reflecting the architecture and components of the MAP Service.

                   "Dial-Up Portal" shall mean a portal scripted so that it is accessible on the Internet by end-users using a wired connection at the users location.

                  "Domain Names" shall mean the individual domain names (URL) of the MAP Service, exclusive of any redirects owned by StarMedia which are transparent to the end-user.

                  "Encoded" is a term that shall be used generically to describe any content that has been prepared in accordance with an authoring language or markup (such as HTML, SGML, XML, WAP, etc. and successor protocols) used to create documents for viewing and/or data exchange on the World Wide Web or any other network portals, situses and facilities.

                  "First Party" means, with respect to any payment made under this Agreement, the Party to whom such payment is made.

                  "Full Ownership Rights" shall mean, with respect to specified Intellectual Property Rights in specified subject matter, ownership of those rights, exclusive of any underlying rights of either Party or a third party with respect to pre-existing matter incorporated therein (which underlying rights shall in no event be affected by this Agreement except as expressly specified elsewhere herein), including the full right (to the extent such rights exist therein) to make, have made, use, sell, transfer or license anywhere in the world.

                  "Gen3 Technology" shall have the meaning associated with its description in Exhibit D, including enhancements thereof which have been used in the MAP Service.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                   "Intellectual Property Rights" shall mean any and all now known or hereafter existing rights associated with works of authorship or inventions throughout the world, including without limitation, copyrights, patents, trademarks, service marks, trade secrets, know-how, "look and feel" and all other intellectual and industrial property and proprietary rights relating to intangible property of every kind and nature throughout the world and however designated, and all applications for, and rights and priority to apply for, such rights.

                  "Internet Use Data" shall mean all Subscriber Data that is not Personal Subscriber Data and from which any Personal Subscriber Data has been irreversibly deleted, or generalized so as not to be specific to the Subscriber.

                  "Launch" shall mean the initial commercial availability on a non-beta, non-test or non-preview basis of the MAP Service of the Participating Affiliate in the Active Territory with capacity to service the volume of end-users reasonably anticipated upon the commercial start-up of such Participating Affiliate's MAP Service.

                  "Licensed Technology" means the StarMedia Technology, excluding the WIS Technology, which is separately licensed under the WIS Software License Agreement.

                  "Link" shall mean a pointer to an Internet address, page or other service, which can be activated through a user interface to transfer the user to such address, page or other service.

                  "Local Currency" shall mean the generally accepted currency of the applicable Active Territory.

                  "Local Language" shall mean the generally accepted written and spoken language of the applicable Active Territory.

                  "Maintenance and Support Agreement" shall mean the agreement attached to the Operating Agreements as Exhibit E, as amended, supplemented or otherwise modified from time to time.

                  "MAP Service" shall mean the integrated, global, customized, co-branded portal services available in a multi-access environment provided by StarMedia allowing access to the portals hosted for each Participating Affiliate by StarMedia pursuant to applicable Operating Agreements via Wireless Devices with browsers, via Wireless Devices with SMS, via the dial-in number designated by the Participating Affiliate for Voice Portal usage and via personal computers (e.g., personal computers with dial-up access and/or dedicated access to the Internet) as described further in Exhibit B.

                  "Marks" shall mean all trademarks, service marks and corporate and brand identification and indicia, including without limitation, word marks, logos and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional images, product designations and identifications, whether registered or not.

                  "MFN Prices" for services shall mean prices that are no higher than the lowest price that the provider of such services and/or any of its Affiliates charges for the same services provided by it or such Affiliate in the same country or region to comparable third party customers for comparable usage involving comparable or lesser volumes under similar or less favorable terms and conditions to said service provider or Affiliate.

                  "Net Advertising Revenue" shall mean all cash receipts of revenue paid by advertisers to StarMedia or its Affiliates (determined in accordance with U.S. generally accepted accounting principles) generated by the sale of advertising on the MAP Services ("Gross Advertising Revenue"), less (i) applicable Value Added Tax and (ii) twenty percent (20%) of Gross Advertising Revenue.

                  "New Technology" shall mean Technology for providing new or enhanced functionality for a MAP Service.

                  "Operating Agreements" shall mean the Internet Content and Services Agreements in the form of Exhibit E entered into between the Participating Affiliates and StarMedia or its Affiliates pursuant to
         Section 16.18 hereof.

                  "Page" shall mean with respect to any web site, any text, graphic, multimedia or other document or application containing content (whether in-line, Linked or framed, and whether or not Encoded) which can be accessed so as to be viewed, listened to, stored, reproduced or made use of by a user with the aid of a suitable device and software.

                  "Participating Affiliate" shall mean any Affiliate of the Company in the Territory which enters into an Operating Agreement, for the duration of such Operating Agreement.

                  "Permitted Transferee" shall mean (i) any Affiliate of the Company, (ii) any successor to the Company, or any Affiliate of the Company, by operation of law and (iii) up to ten (10) other Persons that the Company may elect, provided that each such Person is an "Accredited Investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                   "Person" shall mean a natural person, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity, including without limitation, a government or political subdivision or an agency or instrumentality thereof.

                  "Personal Subscriber Data" shall mean any Subscriber Data that could be used by itself or in connection with other data to identify, locate or contact a Subscriber.

                  "Product Path Planning Team" shall have the meaning set forth in Section 6.1 of this Agreement.

                  "Restricted Services" shall mean the provision of a MAP or the same or similar services.

                  "Second Party" means, with respect to any payment made under this Agreement, the Party making such payment.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Securities Purchase Agreement" shall mean the Securities Purchase Agreement by and between the parties hereto dated as of _______, 2001, as amended, supplemented or otherwise modified from time to time.

                  "Source Code" for a program or system means a copy of the source code corresponding thereto, including all updates to the source code delivered to the escrow agent from time to time pursuant to
         Section 4.6 of this Agreement, plus any pertinent available commentary or explanation that may be necessary to render the source code understandable and usable by highly-trained computer programmers. The Source Code shall be provided with all internal comments intact as actually used by StarMedia in development. Insofar as the "development environment" employed by StarMedia for the development, maintenance, and implementation of the Source Code includes any device, programming, or documentation not commercially available to Company on reasonable terms through readily known sources other than StarMedia, the Source Code shall include all such devices, programming, or documentation. The foregoing reference to such "development environment" is intended to apply to any proprietary programs, including compilers, "workbenches," tools, and higher-level languages, used by StarMedia for the development, maintenance, and implementation of the Source Code.

                  "SMS" shall mean the wireless service known as Short Message Service that enables the transmission of alphanumeric messages between mobile subscribers and external systems such as electronic mail, paging, and voice-mail systems.

                  "Specifications" shall mean the applicable technical, operating and functional descriptions which are attached hereto as Exhibits B - D, and/or the applicable functions, interfaces, capabilities, characteristics and/or limitations of any such Participating Affiliate's MAP Service defined by a Participating Affiliate in its Operating Agreement in accordance with the terms and conditions of this Agreement.

                  "StarMedia Competitors" are the eleven Persons identified by StarMedia on Exhibit F. StarMedia may update the identification of the StarMedia competitors on Exhibit F no more than once per calendar quarter, upon at least thirty (30) days prior written notice to the Company, but in no event shall the number of such StarMedia Competitors listed in Exhibit F at any time exceed eleven.

                  "StarMedia Technology" means Technology that is owned and controlled and licensable on a stand-alone basis by StarMedia that is used by StarMedia to provide MAP Services to the Participating Affiliates under the Operating Agreements, including without limitation, the Gen3 Technology, the WIS Technology, and the User Registration Database.

                  "StarMedia Websites" shall mean the collection of Encoded documents and related servers, equipment, software and facilities that are owned, managed, administered or hosted by StarMedia and accessible by the public via the Internet at the URL http://www.starmedia.com and any successor sites, or at such other URL(s) as determined by StarMedia in its sole discretion.

                  "Subscriber" shall mean any user of Access Services of Company Affiliates located in the Territory.

                  "Subscriber Data" shall mean all data and information relating to Company's and its Affiliates' Subscribers, including without limitation user profiles, demographic information, transactional and navigational information regarding the Subscriber.

                  "Technology" shall mean all software, methods of operation, hardware designs, interfaces, specifications and documentation in respect of the foregoing and all Intellectual Property Rights contained therein.

                  "Term" shall have the meaning specified in Section 12.1 of this Agreement.

                  "Territory" shall mean Mexico, Central America and South
                        America.

                  "Third Party Technology" means Technology, other than StarMedia Technology or New Technology developed by either Party or the Product Path Planning Team that is (i) owned by third parties, and (ii) used by StarMedia to provide the MAP Service to Company and its Participating Affiliates hereunder.

                  "URL" is an abbreviation of Uniform Resource Locator, the global address of documents and other resources on the World Wide Web.

                  "User Registration Database" shall mean the database of identification of all Subscribers.

                  "Value Added Tax" shall mean value added or similar tax and any sales tax charged to and collected from customers or advertisers, as the case may be, as required by local law.

                  "Voice Portal" shall mean a voice-activated user interface that allows end-users to access information via back-end applications otherwise available via Wireless Portals or Dial-Up Portals.

                  "Volume Discount Amount" of a Participating Affiliate shall mean, with respect to any applicable month, (i) with respect to the Net Advertising Revenues (as defined in the applicable Operating Agreement) that are taken into account in accordance with U.S. generally accepted accounting principles during such month and until such time as the Volume Discount Threshold has been met, zero and (ii) with respect to the Net Advertising Revenues (as defined in the applicable Operating Agreement) that are taken into account in accordance with U.S. generally accepted accounting principles during such month and after such time as the Volume Discount Threshold has been met, 20% of such Net Advertising Revenues (as defined in the applicable Operating Agreement) for such Participating Affiliate.

                  "Volume Discount Threshold" shall mean the aggregate amount of Net Advertising Revenue received by StarMedia and its Affiliates pursuant to the Operating Agreements equal to U.S.$25,000,000. Exclusively for the purposes of calculating the foregoing, any Net Advertising Revenue collected in any currency other than U.S. dollars shall be computed in U.S. dollars using the currency conversion mechanism set forth in Section 10.1(c) of the Operating Agreements.

                  "WAP" shall mean the markup protocol known as Wireless Application Protocol that allows users to access information via handheld wireless devices such as mobile phones, pagers, two-way radios, smartphones and communicators, and any successor or other similar protocols as may be developed from time to time.

                  "Wireless Access Services" means any and all services based on providing communications connections for Wireless Devices.

                  "Wireless Device" shall mean an SMS- or WAP-enabled cellular device, or any other similar or successor technology that enables end-users to transmit data through the air.

                  "Wireless Portal" shall mean a portal scripted and configured so that it is accessible on the Internet and/or proprietary networks by end-users using a Wireless Device.

                  "WIS Software License Agreement" shall mean the agreement attached hereto as Exhibit G, as amended, supplemented or otherwise modified from time to time.

                  "WIS Technology" shall mean StarMedia's proprietary wireless Internet server Technology, more specifically described in Exhibit C, and all successor or similar Technologies as may be developed by StarMedia or its licensors from time to time.

                  "Withholding Taxes" means foreign, federal, and state and local taxes, fees, or charges of the First Party which are imposed on or by reference to gross or net income or gross or net receipts and are required under applicable law to be withheld by the Second Party from payments made to the First Party under this Agreement.


                                   ARTICLE II

                                   EXCLUSIVITY

                  2.1  StarMedia Exclusivity and Preferred Relationship.
 (a)  During the Term and except as specifically provided for in this
Section 2.1, StarMedia and its Affiliates, directly or indirectly, will not provide, any Restricted Services to any third party in the Territory on an exclusive basis. StarMedia further agrees that it will not provide (i) during the first six (6) months of the Term of this Agreement, any Restricted Services to any Company Competitor anywhere in the Territory, and (ii) with respect to each Affiliate of the Company which becomes a Participating Affiliate within the six (6) month period following the Effective Date, during the period beginning on the date six (6) months after the Effective Date and ending twelve (12) months after the Launch of the MAP Service in such Participating Affiliate's Active Territory, Restricted Services to any Company Competitor anywhere in the Active Territory of such Participating Affiliate.

         The foregoing restrictions shall not apply to any services provided by StarMedia or its Affiliates under agreements entered into with Company Competitors prior to the Effective Date of this Agreement, during the term of such agreements and any renewals thereof expressly provided for in such agreements, as long as such renewals do not provide for the provision of Restricted Services.

                  (b) During the Term the Company will use commercially reasonable efforts to promote the MAP Service to the Company Affiliates in the Territory. If eight Company Affiliates in the Territory (at least two of which must be from Argentina, Brazil or Venezuela) have not executed Operating Agreements within six months after the Effective Date, StarMedia shall have the right to provide any services to any third party in any country in the Territory in which an Affiliate operates, if such Affiliate has not signed an Operating Agreement within such six month period. StarMedia may provide services to any third party where permitted pursuant to the foregoing on an exclusive basis for up to twelve months (excluding Brazil).

                  (c)  Notwithstanding anything to the contrary in this
Section 2.1, in those countries within the Territory where Company does not have an Affiliate which actively conducts a wireless telecommunications business as of the Effective Date, StarMedia or its Affiliates may for six (6) months after the Effective Date enter into an agreement with any party to offer the Restricted Services on an exclusive basis for no more than twelve (12) months and/or on a non-exclusive basis for any time period, provided that in Mexico, StarMedia or its Affiliate shall have the right to enter into any such agreements at any time.

                  (d) Notwithstanding anything to the contrary contained herein, in the event that the Participating Affiliates have failed to increase the user base for the MAP Services such that the Participating Affiliates, in the aggregate, meet at least 60% of the user base level projections provided by the Company as set forth in Exhibit H, User Base Level Projections, hereto (such projections to be measured first on a twelve-month basis for the period ending on December 31, 2002, and thereafter such projections to be measured on a semi-annual basis), StarMedia may provide Restricted Services to any third party on a non-exclusive basis in those Active Territories where the Participating Affiliate has failed to achieve 60% of User Base Level Projections as set forth in the executed Operating Agreement with the Participating Affiliate. Additionally, in such event, StarMedia shall be entitled to terminate services pursuant to any applicable Operating Agreement on six (6) months' written notice with respect to any Participating Affiliate that has failed to achieve at least 40% of its respective user base level projections provided by the Company as set forth in Exhibit H hereto, as amended from time to time so as not to reduce the combined projections, after which termination StarMedia shall offer to provide the MAP Service to such Affiliate at MFN Prices.

                  (e) During the Term, the Company or its Affiliates shall provide to StarMedia and its Affiliates, and StarMedia and its Affiliates shall purchase exclusively from the Company or its Affiliates, or from any Person that directly or indirectly controls, is controlled by or is under common control with, Company or any such Affiliate, as technically and reasonably feasible for StarMedia and its Affiliates (except for a back-up bandwidth provider, which will be purchased through the Company or its Affiliates if the necessary bandwidth is available) and at MFN Prices, its internet access services, hosting services, wireless services, yellow page and telephone directory services, domestic and international long distance telephone services in the United States and in markets where there is a Participating Affiliate and where the Company or its Affiliates (or any such affiliated companies) provide such services; provided that, as applicable, StarMedia will not need to make a material change to its network configuration to make any such purchase, that the quality of such services is comparable or better than the services currently provided to StarMedia and that at a minimum, six (6) of the Company's Affiliates haveexecuted an Operating Agreement, and that the Company's prices for such services (i) in comparison to agreements between StarMedia and third parties dated on or before the Effective Date, are no higher than prices for comparable services in those agreements for the term of such third party agreements, and
(ii) thereafter, no higher than those otherwise available from time to time in the market for comparable services. StarMedia agrees to employ commercially reasonable efforts to terminate existing agreements with third-party vendors of the foregoing services in order to complete such transfer within six (6) months after the signing of the sixth Operating Agreement, it being understood that StarMedia shall not have to breach an agreement with a pre-existing third party vendor of the foregoing services in order to comply with this subsection 2.1(e).

                  (f)  As set forth in Section 2.3 of the Operating
Agreement, a Participating Affiliate shall have the right to terminate its Operating Agreement in the event of a merger with or acquisition by or of another company that provides wireless telecommunications services. In such an event, the Company shall use its highest commercially reasonable efforts to promote the continued use of the MAP Services by the entity resulting from such merger or acquisition, and provided further that the Company shall use commercially reasonable efforts to cause such Affiliates or successor entity, as applicable, to pay StarMedia the fee set forth in Section 2.3 of the Operating Agreements.

                    (g) StarMedia  shall provide all MAP Services to the Company at MFN Prices.

                  (h) For the purposes of this Section 2.1, exclusivity obligations with respect to this Section 2.1 shall apply to joint ventures of the Parties and their respective Affiliates in the Territory.

                  (i) Notwithstanding Section 2.1(e), StarMedia shall transfer all or a substantial portion of its web hosting requirements to an Affiliate of the Company doing business in Miami, Florida (such Affiliate's operation shall hereinafter be referred to as the "e-Center") within six (6) months of the Effective Date; provided that StarMedia will not need to make a material change to its network configuration to make any such transfer, that the quality of the services to be provided by the e-Center is comparable or better than the services currently provided to StarMedia at the time of such transfer, and that the prices for such e-Center services (i) in comparison to agreements between StarMedia and third parties dated on or before the Effective Date, are no higher than prices for comparable services in those agreements for the term of such third party agreements, and (ii) thereafter, no higher than those generally available from time to time in the market for comparable services; provided however that the e-Center shall neither be obligated nor entitled to alter its prices more than twice during any twelve (12) month period, and the e-Center shall not be obligated to match promotional discounts or incentives offered by other providers. StarMedia's sole remedies for disputes concerning pricing will be to terminate its obligation to purchase those services for which the e-Center did not meet its pricing obligations. StarMedia may terminate services provided by the e-Center upon the expiration or termination of this Agreement or in the event that six (6) of the Company's Affiliates have not signed Operating Agreements with StarMedia within one year of the Effective Date. StarMedia represents that it does not believe that transferring all or a substantial portion of its web hosting requirements to the e-Center will result in a material change to its network configuration. The Parties shall each designate two representatives within three business days after the Effective Date hereof to form a transfer team (the "Transfer Team") to design a comprehensive plan, including a milestone schedule for implementation of such plan, to transfer all or a substantial portion of StarMedia's web hosting requirements to such e-Center (the "Plan"). The Transfer Team shall use its best efforts to agree upon a finalized Plan on or before the first month after the Effective Date hereof.2.2 Company Exclusivity and Preferred Relationship. During the Term, StarMedia shall have the right to procure new wireless Internet applications that have been developed by the Company and/or BSI for StarMedia's use in its other properties outside of the Active Territory, provided the Company or BSI decides to commercialize such wireless Internet applications and further provided that in no event will any Company Competitors be permitted to derive any benefit from access to such applications, directly or indirectly, from or through StarMedia.

                  2.3 Resale Services. StarMedia shall have a right of first negotiation to become the provider of any MAP Services that the Company or its Affiliates distributes for resale in the Territory in connection with the sale of wholesale airtime to a reseller operating under the reseller's own brand.


                                   ARTICLE III

                      MAP SERVICE DESIGN AND FUNCTIONALITY

                  3.1 MAP Service Development and Integration. StarMedia shall design, create, serve, host and maintain the MAP service for each Participating Affiliate to use in accordance with the Specifications and with the terms and conditions of this Agreement.

                  3.2 Production Work. StarMedia will design a unique, integrated, global, customized, co-branded MAP Service "look and feel," site scheme and navigation for portal services available in a multi-access environment in consultation with the Company for use by all Participating Affiliates launching a MAP Service with StarMedia, which will support the Specifications (the "Production Work"). Such Production Work will include branding space for Company and/or its Participating Affiliate, space for Participating Affiliate services, Participating Affiliate colors and two additional local StarMedia content channels which the Participating Affiliate may choose for inclusion in its MAP Service (as such term is defined in the Operating Agreement), and will incorporate StarMedia's expertise in site navigation. Such Production Work will be delivered to Company within two (2) weeks after the Effective Date. Provided that the Company has paid the Production Work Fee set forth in Section 11.1(b) hereof, StarMedia hereby assigns all right, title and interest in the Production Work to the Company.

                  3.3 Acceptance Testing. (a) The Production Work shall be deemed accepted upon the earlier of (i) notification from the Company of acceptance or (ii) two (2) weeks from StarMedia's delivery of such Production Work, unless the Company notifies StarMedia of its reasonable rejection of such Production Work within such time period together with a detailed explanation of how such Production Work needs to be corrected to warrant acceptance from the Company (in which case StarMedia shall have one (1) week to correct any non-conformity as described in such rejection notification).

                  (b)  The MAP Service shall be located at such Domain
Name(s) as determined by the Company and the applicable Participating Affiliate. The Domain Name(s) shall be the sole and exclusive property of the Company or the particular Participating Affiliate.

                  3.4 Branding and Placement. (a) The MAP Service shall be primarily branded with one or more of the Marks designated by the Company and shall include one Mark designated by StarMedia. The placement and size of the StarMedia Mark shall be subject to the Company's approval, but in each case it shall appear either (but not both) (i) above the fold and no smaller than one-fourth the size of the Company or Participating Affiliate's Mark, or (ii) below the fold and no smaller than half the size of the Company or Participating Affiliate's Mark. Each Participating Affiliate may, at its option, include its own branding in the MAP Service provided in such Participating Affiliate's Active Territory.

                  (b)      INTENTIONALLY OMITTED.

                  (c)  The Voice Portal shall not include audible
StarMedia branding unless agreed upon by both Parties.


                                   ARTICLE IV

                                   TECHNOLOGY

     4.1 Licensed  Technology.  (a) StarMedia  shall enter into the WIS Software
License    Agreement  attached  hereto as  Exhibit G with the
Company on or before the Effective Date hereof.

                  (b) StarMedia shall enter into a WIS Technology Maintenance Agreement attached hereto with the Company to provide maintenance and support to the WIS Technology licensed under the WIS Software License Agreement.

                  (c) StarMedia hereby grants to the Company a nonexclusive, nontransferable, perpetual (subject to the limitation set forth below) license under StarMedia's Intellectual Property Rights to access, use, provide services with, reproduce, maintain, upgrade and install the Licensed Technology within the Territory. Company hereby grants to StarMedia, under and to the full extent of the foregoing license, an exclusive sublicense of said Intellectual Property Rights for the purpose of enabling StarMedia and its Affiliates to provide to the Company and the Participating Affiliates the services contemplated by this Agreement and each Operating Agreement as then being provided from time to time hereunder and thereunder, said exclusive sublicense to remain in effect until the occurrence of a Release Event requiring the release of the Deposit Materials to the Company as described in Section 4.6 hereof, for the purpose of enabling the Company or a contractor on behalf of the Company to provide on the Company's behalf for the Company and/or its Participating Affiliates those services under this Agreement and each Operating Agreement that StarMedia and its Affiliates would have provided hereunder and thereunder but for such Release Event. It is understood and agreed that the license granted to the Company in the first sentence of this Section 4.1 (c) is no broader than that necessary to support the rendition of the then-current services that StarMedia is obligated to provide pursuant to this Agreement and the Operating Agreements, provided, that it is further understood and agreed that after the occurrence of a Release Event, the Company or any contractor on behalf of the Company, to the extent consistent with the next sentence, may begin providing services with the use of the Licensed Technology to Affiliates operating in the Territory that are not Participating Affiliates hereunder. For the avoidance of doubt, it is understood that the Source Code must be protected by the Company and treated as "Confidential Information" of StarMedia and that the foregoing shall in no event be construed so as to authorize the use of StarMedia Technology or access thereto directly or indirectly by or for the benefit of any StarMedia Competitors, unless the only available Persons for the performance of applicable services are StarMedia Competitors. The Company's license granted in the first sentence of this Section 4.1 (c) and its rights to use the Deposit Materials shall terminate in the event that this Agreement is terminated by reason of material breach by the Company based on a violation of StarMedia's Intellectual Property Rights.

                  4.2  Non-Stand-Alone Technology.  Upon a Release
Event, at the Company's and/or a Participating Affiliate's request, StarMedia shall use commercially reasonable efforts to provide the Company or Participating Affiliate, as applicable, with all Technology that is used in the MAP Service that is owned and controlled by StarMedia but not licensable on a stand-alone basis (the "Non-Stand-Alone Technology") and shall further grant to the Company and/or Participating Affiliate all licenses to such Non-Stand-Alone Technology necessary to ensure continuity of the MAP Service to Subscribers as otherwise provided herein and in the Operating Agreements.

                  4.3 Product Path Planning Team Technology. (a) In the event either Party develops New Technology or independently acquires any rights with respect to New Technology, it may submit such New Technology to the attention of the Product Path Planning Team, which shall consider it for integration into the MAP Service. If the Product Path Planning Team makes a favorable determination as to such integration, the Parties shall agree on funding of related development costs, revenue sharing and any outstanding questions of ownership, and abide by such agreement. If the Product Path Planning Team makes an unfavorable determination, or fails to make a favorable determination thereon within a reasonable time after such submission, then the Company may:

                  (1)       at its sole expense, retain StarMedia on a
                           cost plus 10% profit basis to perform such integration work, in which case StarMedia shall have no right to share the particular revenues associated with the New Technology; or

                  (2)       deploy such New Technology outside the Map
                           Service and outside of any restrictions or revenue sharing provisions of this Agreement.

                  In either event (Subsection 4.3(a)(1) or (2) above), the Company shall have Full Ownership Rights with respect to the New Technology.

                  (b) In the event New Technology has been developed jointly by the Product Path Planning Team, and the Product Path Planning Team has made a determination to integrate such New Technology with the MAP Service, the Parties shall agree on funding of related development costs, revenue sharing and any outstanding questions of ownership, and abide by such agreement.

                  (c) If New Technology has been jointly acquired from a third party pursuant to a determination of the Product Path Planning Team, and the Product Path Planning Team has made a determination to integrate such New Technology with the MAP Service, the parties shall agree on funding of related development costs, revenue sharing and any outstanding questions of ownership, and abide by such agreement.

                  4.4  Third Party Technology. (a) During the Term,
StarMedia shall provide information and cooperation to the Company for the purpose of identifying any Current Critical Technology, provided that such information shall be protected by the Company and treated as "Confidential Information" of StarMedia and used only for the benefit of the Company and Participating Affiliates. Further, StarMedia agrees to use commercially reasonable efforts in conjunction with the Company to secure appropriate licenses for the Company to use the Current Critical Technology in the event of the occurrence of a Release Event, which obligation shall be an ongoing obligation for the duration of the Term as the list of Current Critical Technology may be updated from time to time. In the event that StarMedia and the Company cannot secure the foregoing licenses to any item of Current Critical Technology or a reasonable back-up substitute therefor within three (3) months after the Effective Date, the Company shall have the right to terminate this Agreement pursuant to Section 12.2 hereof.

                  (b) Upon the occurrence of any Release Event, StarMedia shall employ its commercially reasonable efforts to assist the Company to procure from the vendors therefor a license allowing the Company to use such vendors' Third-Party Technology in connection with the exercise of its rights pursuant to
Section 4.4(a) hereof.

                  4.5 Continuation of Rights Pursuant to United States Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by StarMedia to Company shall be deemed, for purposes of Article 365(n) of the United States Bankruptcy Code (the "Code"), to be licenses to rights to "intellectual property" as defined under Article 101(35A) of the Code. StarMedia agrees that Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. StarMedia further agrees that in the event of commencement of bankruptcy proceedings by or against StarMedia, Company shall be entitled to retain all of its rights under this license.

                  4.6 Deposit Materials. (a) Within thirty (30) days following the Effective Date, StarMedia shall deposit in escrow with Fort Knox Escrow Services, Inc. (or other mutually acceptable escrow agent) pursuant to the Escrow Agreement attached hereto as Exhibit J, a copy of the Deposit Materials. Provided that the Company has paid all applicable maintenance fees due to StarMedia hereunder, if StarMedia corrects any defects in, or provides any revision to, the Deposit Materials, StarMedia shall furnish the escrow agent with a corrected or revised copy of the Deposit Materials within five (5) days. In the event the Deposit Materials are released to the Company, they shall be treated as the confidential information of StarMedia in accordance with the provisions of Section 10 of this Agreement. The Escrow Agreement shall provide that the Deposit Materials are subject to release to the Company if, and only if: (i) StarMedia liquidates, dissolves, or shall be adjudicated insolvent, or files or has filed against it a petition in bankruptcy or for reorganization which is not discharged within 60 days after the filing thereof, or takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy, (ii) StarMedia ceases to commercially provide an integrated multi-access portal service offering or a content aggregation service offering in the ordinary course without a successor reasonably acceptable to the Company, completely discontinues the MAP Service, or the MAP Service experiences more than two (2) Critical Failures (as such term is defined in the Maintenance and Support Agreements) during each of the Initial Term or Renewal Terms (e.g., one Critical Failure in the Initial Term and one Critical Failure in the next Renewal Term shall not count as two Critical Failures for the purposes of triggering this provision) under any Operating Agreement during the term of such Operating Agreement (it being understood and agreed by the Parties hereto that a Critical Failure that affects more than one Participating Affiliate shall only count as one Critical Failure hereunder), or (iii) StarMedia is acquired by, merges with, or sells all or substantially all of its assets related to its performance under this Agreement to a Company Competitor (each, a "Release Event"). All costs of establishing and maintaining the escrow account(s) described herein shall be borne by the Company. The parties acknowledge and agree that the Escrow Agreement pursuant to which the Deposit Materials are deposited with the escrow agent referred to above is an agreement supplementary to the licenses granted in this Agreement and in connection herewith for purposes of Section 365(n) of the United States Bankruptcy Code.

                  (b) Company may periodically, but not more frequently than once per year, trigger fresh escrow deposits. Company shall reimburse StarMedia and the escrow agent under the Escrow Agreement for the reasonable expenses incurred in the preparation of such fresh escrow deposits. In addition to triggering fresh deposits, Company shall have the right through a reputable third party designated by Company that is not a competitor of StarMedia, to validate the materials on deposit upon thirty (30) calendar days prior written notice to and in the presence of StarMedia, but no more frequently than two (2) times per year. Any third party designated by Company to validate the materials on deposit shall be required to execute a nondisclosure agreement with StarMedia, in a form reasonably satisfactory to StarMedia, which nondisclosure agreement shall require that such third party's report to Company contain only a non-confidential description of results of such validation. Verification shall take place at StarMedia's convenience during normal business hours on mutually designated hardware. Such verification shall be at Company's expense unless the materials on deposit are not current, in which event StarMedia shall bear all costs associated therewith.

                  (c)  Sufficiency of Deposit Materials Warranty.
StarMedia represents and warrants to the Company that it has used and will use all commercially reasonable efforts to ensure that at all times during the term of this Agreement, included within the Deposit Materials shall be everything necessary (other than commercially or freely available software tools and libraries) to recreate the executable code for the then current versions of the WIS Technology and Gen3 Technology and to identify the Subscribers.

                  4.7 Infringement Indemnity. (a) StarMedia agrees, at its own expense, to defend or at its option to settle any claim or action brought by any third party against the Company or any of its Affiliates on the issue of infringement of any Intellectual Property Right by Company's or any such Affiliate's use of any Technology provided by StarMedia (to the extent that Company or such Affiliate has been granted the right to use such Technology hereunder or under the WIS Software License Agreement and Participating Affiliate WIS Software Sublicense Agreement (as defined in the Operating Agreement)) or display of any content furnished by StarMedia (and not provided by the Company or any Participating Affiliates) (including, without limitation, the Production Work), or by StarMedia's use of any such Technology or provision of such content to provide the MAP Service, and to indemnify the Company and its Affiliates against any and all damages and costs, including legal fees, that a court awards against the Company and each such Affiliate, or that are paid in settlement in accordance with this Section 4.7, and any Termination Loss incurred in the event of the applicability of Section 4.7 (b)(2) below (as such term is defined therein), provided, that the Company provides StarMedia with prompt notice of the assertion of any such claim and the opportunity to control the defense and/or settlement thereof, and provided further that, notwithstanding anything to the contrary set forth in this Agreement, in no event shall the total aggregate liability of StarMedia and its Affiliates to provide indemnification to the Company and its Affiliates pursuant to this
Section 4.7 and Section 4.2 of each Operating Agreement, or otherwise, for infringement of third-party intellectual property rights, exceed the amount of fifty million dollars (U.S.$50,000,000) (the "Cap"), except that (A) the amount of any payments made by StarMedia pursuant to Section 4.7 (b)(1) below or withheld from StarMedia pursuant to Section 4.7 (b)(2) below shall not be counted in accounting for the Cap, and (B) the Cap shall not apply with respect to any claim for infringement of third-party Intellectual Property Rights of which StarMedia had knowledge as of the Effective Date but failed to disclose to the Company at or prior to the Effective Date. StarMedia shall not enter into any settlement, admit any liability on behalf of the Company or any Affiliate, or consent to any adverse judgment that would adversely affect the rights, interest or business of the Company or any Affiliate without the prior written consent of the Company and/or the applicable Affiliate(s).

                  (b) If the Technology or content used or displayed as contemplated hereunder, or any part thereof, becomes, or in StarMedia's reasonable opinion is likely to become, unavailable for use in accordance with this Agreement or any Operating Agreement, then StarMedia shall at its sole expense either: (i) procure the right to continue using same as contemplated hereunder; (ii) modify same to render same non-infringing (provided such modification does not materially adversely affect such item); or (iii) replace same with a substantially equally suitable, functionally equivalent, compatible, non-infringing element. Provided, however, if none of the foregoing options are reasonably available and practicable:

                           (1)  And the Technology at issue is a single
         stand alone item of Non-Critical Technology (hereinafter defined), StarMedia shall have the right to immediately discontinue any such potentially infringing use of such item of Non-Critical Technology in connection with the MAP Service and, upon StarMedia's request, Company shall immediately discontinue any such potentially infringing use of such item of Non-Critical Technology in connection with the MAP Service, and StarMedia shall refund Company and its Applicable Affiliates in an amount equal to the lesser of (x) two hundred thousand dollars ($200,000) or (y) all fees previously paid to StarMedia for such infringing Non-Critical Technology, and (as stated in Section 4.7
         (a) above) such amount shall not be included in any calculation of the Cap. "Non-Critical Technology", as used herein, shall mean Technology other than (i) Current Critical Technology; (ii) WIS Technology; (iii) Gen3 Technology; or (iv) Technology, which alone or in combination with other Technology, is essential to the continued operation of the MAP Service. For the avoidance of doubt, StarMedia may terminate only one item of Non-Critical Technology as set forth in this Section 4.7(b)(1).

                           (2) And the Technology at issue is any Current Critical Technology, WIS Technology or Gen3 Technology, or Current Critical Technology, WIS Technology or Gen3 Technology combined with any other Technology, then StarMedia may thereafter terminate this Agreement upon six (6) months notice to Company and, in such event, from and after the date such notice is received: (i) all obligations of Company and its Affiliates to pay StarMedia and its Affiliates hereunder and under the Operating Agreements shall terminate; and (ii) Company and its Affiliates shall be entitled to receive the indemnification provided under subsection 4.7(a) hereof, including in such event any and all loss, damages, cost or expense, within the Cap, incurred by the Company or its Affiliates as a proximate result of such termination ("Termination Loss").

                  (c) The Company acknowledges and agrees that the remedies provided pursuant to this Section 4.7 shall constitute its exclusive remedy pursuant to this Agreement or otherwise in connection with infringement for violation of third party Intellectual Property Rights.

                  4.8 Company Contact Personnel. Company shall have the right to designate two (2) Company employees or representatives as qualified to contact StarMedia for technical support regarding problems of which Company becomes aware relating to any MAP Service provided by StarMedia to a Participating Affiliate.



                                    ARTICLE V

                         MAP SERVICE DELIVERY AND LAUNCH

                  StarMedia shall make MAP Services available for Launch as specified in the applicable Operating Agreement, which MAP Service shall be available for Launch no later than ninety (90) days after the Effective Date of each such Operating Agreement.

                                   ARTICLE VI

                           PRODUCT PATH PLANNING TEAM

                  6.1 Purpose. The Parties shall jointly form and maintain an ongoing management team (the "Product Path Planning Team") which shall be responsible for creating the product path and quarterly launch plans and shall work to secure third party applications and to integrate applications provided to the MAP Service by the Company.

                  6.2 Team Members. Each Party shall designate two individuals who may be appointed from time to time by each Party to participate as members of the Product Path Planning Team and to cooperate on all matters arising pursuant to this Agreement, including without limitation, design, promotions, content priorities and project execution. The Product Path Planning Team will meet on a quarterly basis and shall finalize product path plans, including the determination of Launch dates which shall be deemed part of the Milestone Schedule once finalized, in accordance with the terms and conditions of this Agreement. The Product Path Planning Team shall determine the economic feasibility of integrating new applications for the MAP Service on a case by case basis from time to time under standard business case analysis.

                  6.3 Resources. The Parties shall commit such resources into the development process via the Product Path Planning Team as agreed upon by the parties during the planning phase of any new Product Path Planning Team undertaking.


                                   ARTICLE VII

                                 SUBSCRIBER DATA

                  All Subscriber Data is, or will be, and shall remain, the sole and exclusive property of the Participating Affiliate and its third party licensors, shall be deemed Confidential Information of the Participating Affiliate and shall not be used by StarMedia except as otherwise provided in the Operating Agreements.




                                  ARTICLE VIII

                          INTELLECTUAL PROPERTY RIGHTS

                  8.1 Content and Production Work Ownership. All content, including without limitation, any photos, text, illustrations, graphical elements and animation, appearing on the MAP Service or on the StarMedia Websites, except as expressly provided herein, is and shall remain the sole and exclusive property of the Party (and its third party licensors) that provides such content, and except as otherwise provided hereunder, the other Party shall acquire no right, title or interest therein or thereto. Notwithstanding the foregoing, Company shall own all right, title, and interest in and to the Production Work and to any content created by StarMedia at the request of Company under this Agreement at the Company's cost and expense ("Developed Content"), including all Intellectual Property Rights therein. StarMedia expressly acknowledges that the Parties have agreed that all aspects of the Production Work and Developed Content and all work in process in connection therewith are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), and that Company is to be the "author" within the meaning of such Act. In the event (and to the extent) that the Production Work or the Developed Content created by StarMedia hereunder or any part or element thereof is found as a matter of law not to be a "work made for hire" within the meaning of the Act, StarMedia hereby conveys and assigns to Company the sole and exclusive right, title, and interest in the ownership to the Production Work and all such Developed Content, and all copies of any of them, without further consideration.

                  8.2 Technology Ownership. (a) All Technology provided by either Party hereto shall remain the sole and exclusive property of its respective owner, and except as otherwise expressly agreed, neither Party hereto acquires any right, title or interest in the Technology provided by the other Party.

                    (b) All New Technology shall be owned as provided in Section
               4.3 hereof.

                  8.3 Marks Ownership and License. All Marks provided by either Party or its Affiliates shall remain the sole and exclusive property of its respective owner, and neither Party nor its Affiliates acquire any right, title or interest in the Marks provided by the other Party. Without limiting the foregoing:

                  (a) StarMedia and its Affiliates hereby grant to Company and its Affiliates, during the Term of this Agreement and subject to its conditions, a non-exclusive, non-transferable, non-sublicensable, royalty-free, worldwide license to use, display, perform, reproduce and distribute StarMedia's Marks solely as set forth in this Agreement.

                  (b) Company's affiliate, BellSouth Corporation, has agreed to grant to StarMedia a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use, display, perform, reproduce and distribute certain of Company's Marks, solely as set forth in this Agreement and pursuant to the Trademark License Agreement attached hereto as Exhibit J and incorporated herein by reference. Certain Participating Affiliate Marks may be owned by the respective Participating Affiliate and will require a separate trademark license agreement between StarMedia and the Participating Affiliate. BellSouth Corporation is the owner of Company's Marks in the Territory.

                                   ARTICLE IX

                               MARKETING AND MEDIA

                  Right of First Negotiation. The Company shall have the right of first negotiation on a pan-regional basis for the purchase of sponsorship and provision of Wireless Access Services on the StarMedia Websites in the Active Territories, such right to be in effect for five (5) business days after written notification by StarMedia, provided that, if after presenting such opportunity to the Company, StarMedia shall offer such opportunity to a third party on terms and conditions more favorable than those offered to the Company, then the Company shall further have a right of first refusal with respect to the terms offered to such third party, which right of first refusal shall be in effect for two (2) business days after written notification by StarMedia.



                                    ARTICLE X

                                 CONFIDENTIALITY

                  10.1 Confidential Information. The Company and StarMedia shall, and shall cause their Affiliates to, (i) hold all Confidential Information in confidence and take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions such Person employs with respect to its own confidential materials of a similar nature), (ii) not divulge any such Confidential Information of such other Person or any information derived therefrom to any third person except to its employees, independent contractors or Affiliates that have a need to know such information to further the permitted use thereof pursuant to this Agreement, that are bound by appropriate confidentiality obligations and that are informed of such non-disclosure obligations, which measures, however, shall not operate to relieve the applicable Party to this Agreement from liability for such employees', independent contractors' and/or Affiliates' actions in breach of this Section, (iii) not make any use whatsoever, at any time, of any Confidential Information of such other Person except to the extent necessary to exercise any right or license granted, or perform any obligations, under this Agreement, and (iv) not copy (except as reasonably necessary to exercise the rights or obligations under this Agreement) or reverse engineer or reverse compile any Confidential Information of such other Person which is computer code. For purpose of this Article X, Confidential Information of Affiliates of each Party shall be treated as Confidential Information of such Person. The foregoing obligations shall survive (i) as to Confidential Information that constitutes a trade secret for so long as such information remains a trade secret under applicable law and (ii) for all other Confidential Information, for a period of five (5) years from the date of termination or expiration of this Agreement.

                  10.2 Limitation of Confidentiality. Without granting any right or license, the foregoing obligations shall not apply to the extent that the receiving Person can demonstrate that such Confidential Information of the other Person (A) is required to be disclosed pursuant to any statutory or regulatory authority, provided the disclosing Person is given prompt notice of such requirement and the scope of such disclosure is limited to the maximum extent consistent with compliance with such authority, or (B) is required to be disclosed by a court order, provided the disclosing Person is given prompt notice of such order and given the opportunity to contest it and the scope of the disclosure is limited to the maximum extent consistent with compliance with such order. The terms of confidentiality under this Agreement shall not be construed to limit any bound Person's right to independently develop or acquire products without use of the disclosing Person's Confidential Information. Upon termination or expiration of this Agreement for any reason, each bound Person shall return to the disclosing Person (or certify the destruction of) all tangible manifestations (including computer records) of the disclosing Person's Confidential Information and certify the deletion or destruction of any other manifestations of same, in any medium, except that the Company shall not be obligated to return any Confidential Information of StarMedia that may be necessary for the Company to exercise any of its ongoing rights granted under this Agreement or under the WIS Software License Agreement, for so long as and to the extent necessary.

                  10.3 Confidentiality of Agreement. Except (i) to the extent required by applicable law or regulation, subject to compliance with the requirements of the first sentence of Section 10.2 above in each instance, (ii) to assert its rights hereunder, (iii) in connection with financing where the prospective provider of financing agrees to be bound by the confidentiality provisions of this Agreement, or (iv) for disclosures to its own employees and independent contractors on a "need to know" basis, the Company, StarMedia and their respective Affiliates shall not disclose the terms of this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. For disclosures pursuant to applicable law or regulation, the Parties will cooperate in seeking and jointly produce an acceptable redacted version of this Agreement (including the Exhibits hereto) and the Parties will use good faith reasonable efforts to obtain acceptable confidential treatment from any government agency or self regulatory authority and/or acceptable confidentiality agreements from any applicable non-governmental parties, in each case sufficiently protective of the Confidential Information.

                  10.4 Injunctive Relief. The Company and StarMedia expressly agree that monetary damages would be inadequate to compensate the other for any breach of this Article X, that any such breach or threatened breach of this Article X shall cause irreparable injury to either the Company or StarMedia (as the case may be) and that, in addition to any other remedies that may be available, at law or in equity, the Company and StarMedia shall be entitled to seek injunctive relief against the threatened breach of any provision of this Article X or the continuation of any such breach without the necessity of proving actual damages or posting a bond.


                                   ARTICLE XI

                                    PAYMENTS

                  11.1     StarMedia Fees.
                           --------------

     (a) In consideration for the right to use the WIS Technology granted herein, the Company shall pay U.S.$[information has been omitted and filed separately with the Securities and Exchange Commission in connection with a request for confidential treatment] to StarMedia upon the execution hereof.

     (b) In consideration of StarMedia's creation of the Production Work, the Company shall pay U.S.$[information has been omitted and filed separately with the Securities and Exchange Commission in connection with a request for confidential treatment] to StarMedia upon the execution hereof.

     (c) In consideration of StarMedia's services in maintaining the Licensed Technology, the Company shall pay U.S.$[information has been omitted and filed separately with the Securities and Exchange Commission in connection with a request for confidential treatment] per year of the Term, the first installment thereof to be paid upon execution hereof and each successive installment to be paid on each anniversary of this Agreement during the Term. Provided, however, if Company terminates this Agreement pursuant to Section 12.2, 12.3 or 12.4, Company shall be entitled to a pro-rata refund of any such pre-paid maintenance fees.

     (d) In consideration for the right to use the Licensed Technology granted herein, the Company shall pay U.S.$[information has been omitted and filed separately with the Securities and Exchange Commission in connection with a request for confidential treatment] to StarMedia upon the execution hereof

                  (e) Solely for the purpose of determining whether the Volume Discount Threshold has been met, the value of barter goods and services actually received from third party advertisers by StarMedia or its Affiliates in exchange for advertising on the MAP Services shall be considered as "cash receipts" credited at 25% of then prevailing rate card prices in calculating Net Advertising Revenues for such purpose. For the avoidance of doubt, the value of barter goods and services shall not count towards the Volume Discount Amount.

                  11.2 Payment. All payments made by the Company shall be in U.S. Dollars. All payments made by a Participating Affiliate pursuant to an applicable Operating Agreement may be made in the Local Currency in the Participating Affiliate's discretion. The Company will use reasonable efforts to cause its Participating Affiliates choosing to make payments in Local Currency of amounts denominated in U.S. dollars to determine the amount of Local Currency due in accordance with Section 10.1(c) of the Operating Agreement. The First Party shall be responsible for all Withholding Takes with respect to payments made to it by the Second Party. If the second Party (i) receives notice or other instructions from a taxing authority that such Party is required to withhold Withholding Taxes or (ii) otherwise reasonably believes that it is required under applicable law to withhold Withholding Taxes from payments to the First Party or any Affiliate of the First Party, the Second Party may withhold such Withholding Taxes from such payments. In that event, the Second Party will timely (x) remit such Withholding Taxes to the appropriate taxing authority, and
(y) provide to the First Party copies of official tax receipts or other evidence sufficient to establish that any such Withholding Taxes have been remitted to the appropriate taxing authorities. All payments will be made net of Withholding Taxes, and the Second Party will not be required to "gross up" such payments to account for any amounts withheld. If applicable under local law, the First Party may provide to the Second Party an exemption certificate acceptable to the Second Party and the relevant taxing authority, in which case the Second Party will not withhold the Withholding Taxes covered by such certificate.

                  11.3 Volume Discount. Beginning with the first calendar month in the month with respect to which the Volume Discount Threshold has been reached, each Operating Agreement shall provide that the Usage Commissions (as defined in the Operating Agreements) payable by the Participating Affiliate to StarMedia or its Affiliates shall be reduced by the Volume Discount Amount. StarMedia shall provide prompt written notice to the Company after the Volume Discount Threshold has been reached.

                  11.4 Options. (a) Subject to the terms and conditions hereinafter set forth and effective as of the Effective Date and in consideration for entering into this Agreement, StarMedia hereby grants Company options (the "Options") to purchase from StarMedia up to 4,500,000 shares of Common Stock (the "Option Shares") exercisable on or after the first anniversary date of the Effective Date (the "Commencement Date") until the applicable expiration dates set forth in the table below for each tranche (the "Expiration Date"), at a corresponding exercise price per Option Share (the "Exercise Price") as set forth below:

------------------------ --------------------------------- ------------------
Number of Option Shares   Expiration Date                  Exercise Price
                                                           (Per Share)
1,500,000                 48 months after Effective Date   U.S.$4.55
1,500,000                 60 months after Effective Date   U.S.$6.55
1,500,000                 72 months after Effective Date   U.S.$8.55
------------------------ ---------------------------------- -----------------

The Options may be exercised anytime from the Commencement Date until the applicable Expiration Date (the "Exercise Period"), subject to extension as provided in the last sentence of Section 11.4(b). Company may not assign or transfer any Option to any Person other than a Permitted Transferee; provided, however, that (i) any such assignment or transfer to a Permitted Transferee shall be in compliance with applicable law (including, without limitation, the Securities Act of 1933, as amended) and the terms and conditions of this Agreement, and (ii) prior to any such assignment or transfer, the Company shall deliver to StarMedia (x) a written notice setting forth the name of such Permitted Transferee and the number of Option Shares subject to the Option proposed to be assigned or transferred and (y) an express written assumption by such Permitted Transferee of the terms and conditions of the Options proposed to be assigned or transferred. No Permitted Transferee may transfer any Option, except to any successor to such Permitted Transferee by operation of law.
-------------------------------------------------------------------------------

                  (b) In order to exercise any Option at any time during the applicable Exercise Period, Company or the Permitted Transferee, as the case may be, shall give written notice to StarMedia of its election to exercise such Option in whole or in part from time to time (the "Call Notice") which notice shall state the number of Option Shares as to which the Option is being exercised and the method of payment of the Exercise Price, as described below. The closing of the purchase and sale of the applicable Option Shares (an "Option Closing") shall take place at the offices of StarMedia within ten (10) business days following StarMedia's receipt of the Call Notice, subject to extension as provided in the last sentence of this Section 11.4(b). At the applicable Option Closing, StarMedia shall deliver the applicable Option Shares in the form of a certificate issued in the name of the Company or the name of any Permitted Transferee who received the applicable Option in accordance with the last sentence of Section 11.4 (a), as the case may be, (bearing the legend required by Section 11.4(f) of this Agreement), upon receipt by StarMedia of (i) payment of the applicable Exercise Price for each Option Share and (ii) written confirmation by the Company or such Permitted Transferee, as the case may be, that the representations and warranties contained in Section 13.3 are true and correct with respect to such Person as if made on the date of such Option Closing. The applicable Exercise Price shall be paid (i) by wire transfer of immediately available funds to a bank account designated by StarMedia at least three (3) business days prior to the date of such payment, (ii) to the extent permitted by (a) applicable law (including federal and state securities laws),
(b) StarMedia's certificate of incorporation and by-laws, (c) the terms of any agreement or instrument to which StarMedia is a party and (d) the terms of any security issued by StarMedia, by delivery to StarMedia of certificates representing shares of Common Stock (each such share to be valued at an amount equal to the average closing sale price of the Common Stock on Nasdaq over the thirty trading days immediately preceding the applicable Option Closing) with an aggregate value equal to the applicable Exercise Price, or (iii) by any combination thereof. Notwithstanding the foregoing, if so specified in the applicable Call Notice and to the extent permitted by (a) applicable law (including federal and state securities laws), (b) StarMedia's certificate of incorporation and by-laws, (c) the terms of any agreement or instrument to which StarMedia is a party and (d) the terms of any security issued by StarMedia, the Company or any Permitted Transferee, as the case may be, may consummate the purchase and sale of the applicable Option Shares by irrevocably authorizing a broker acceptable to StarMedia to sell the applicable Option Shares and remit to StarMedia a sufficient portion of the proceeds of such sale to pay the applicable Exercise Price in full.

                  On or before any Option Closing, all required filings (if necessary) under the HSR Act shall have been made by the parties required to do so, and any waiting period (and any extension thereof) under the HSR Act, applicable to the transactions contemplated in connection with such Option Closing shall have expired or shall have terminated and neither StarMedia nor the Company or any Permitted Transferee, as the case may be, shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby.

                  The obligation of the Company or any Permitted Transferee, as the case may be, and StarMedia to proceed with the Option Closing shall be conditioned upon, and the date scheduled for the Option Closing and, if necessary, the applicable Expiration Date shall be extended to a date up to ten
(10) business days following the last to occur of the receipt of all material governmental and regulatory consents, approvals or waivers that are required in connection with the purchase and sale of the applicable Option Shares.

                  (c)  Adjustment for Reorganization, Consolidation,
Merger, etc. In case at any time or from time to time, StarMedia shall (x) effect a reorganization, (y) consolidate with or merge into any other Person, or
(z) transfer all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of StarMedia, then, in each such case, the Option shall continue to be in full force and effect and Company or any Permitted Transferee, as the case may be, on the exercise of the Option as provided in Section 11.4(b) at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, if after such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, no shares of Common Stock shall be outstanding that are identical to the shares of Common Stock outstanding immediately prior to such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, in lieu of the Common Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which Company or any Permitted Transferee, as the case may be, would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if Company or any Permitted Transferee, as the case may be, had so exercised its Option immediately prior thereto, all subject to further adjustment thereafter as provided in Section 11.4(d). StarMedia shall cause the issuer of any such stock or other securities, or, in the case of any such transfer, the Person acquiring all or substantially all of the properties or assets of StarMedia, to agree to be bound by the terms and conditions of the Options, whether or not such Person shall have expressly assumed the terms of the Options.

                  (d) In the event that StarMedia shall (i) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the applicable Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then applicable Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 11.4(d). Company or any Permitted Transferee, as the case may be, shall thereafter, on the exercise hereof as provided in Section 11.4(b), be entitled to receive that number of shares of Common Stock determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this Section 11.4(d)) be issuable on such exercise by a fraction of which (i) the numerator is the Exercise Price which would otherwise (but for the provisions of this Section 11.4(d)) be in effect and (ii) the denominator is the Exercise Price in effect on the date of such exercise after the application of this Section 15(d).

                  (e) Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of the Options, StarMedia at its expense will, within fifteen (15) days following the adjustment or readjustment event, cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the terms of the Options and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the applicable Exercise Price and the maximum number of shares of Common Stock to be received upon exercise of the Options, in effect immediately prior to such adjustment or readjustment and as adjusted and readjusted as provided herein. StarMedia will forthwith mail a copy of such certificate to Company, and will, on the written request at any time of Company, furnish Company a like certificate setting forth the Exercise Price in effect at such time and showing how it was calculated.

               (f) Legend. The certificates representing the Option Shares shall bear the following legend:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND ITS TERRITORIES, POSSESSIONS OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN OPINION OF COUNSEL SATISFACTORY TO STARMEDIA NETWORK, INC. IS RECEIVED STATING THAT SUCH TRANSACTION IS NOT SUBJECT TO THE REGISTRATION AND/OR PROSPECTUS DELIVERY REQUIREMENTS OF ANY SUCH JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT STARMEDIA NETWORK, INC. MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY SECTION 4(2) THEREUNDER AND/OR THE PROVISIONS OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933.

               (g)  Designation.  StarMedia hereby  specifically  designates the
          Option  Shares  as "Other  Shares"    under the  Securities
          Purchase Agreement.]



                                   ARTICLE XII

                              TERM AND TERMINATION

                  12.1 Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to the provisions of this Article XII, shall continue on for five (5) years (the "Initial Term"). The term of this Agreement shall automatically renew upon the expiration of the Initial Term for successive one (1) year periods (each a "Renewal Term"), unless either Party notifies the other Party to the contrary at least ninety (90) days prior to the expiration of the Initial Term or then-current Renewal Term, as applicable, provided that the first such Renewal Term may be elected unilaterally by the Company by written notice on or before the beginning of such ninety (90) day period. For the purposes hereof, the Initial Term together with all Renewal Terms shall constitute the "Term."

                  12.2 Breach. The Company may terminate this Agreement without prejudice to any other rights it may have hereunder or at law upon thirty (30) days prior written notice, in the event of a material breach of this Agreement (a "Default") by StarMedia which has not been cured during the 30-day period immediately following such notice of termination. It is understood and agreed by the Parties hereto that more than two (2) Critical Failures (as such term is defined in the Maintenance and Support Agreements) during each of the Initial Term or Renewal Terms (e.g., one Critical Failure in the Initial Term and one Critical Failure in the next Renewal Term shall not count as two Critical Failures for the purposes of triggering this provision) under any Operating Agreement during the term of such Operating Agreement (it being understood and agreed by the Parties hereto that a Critical Failure that affects more than one Participating Affiliate shall only count as one Critical Failure hereunder) shall constitute a material breach of this Agreement.

                  StarMedia may terminate this Agreement without prejudice to any other rights it may have hereunder or at law upon thirty (30) days prior written notice, in the event of a Default arising by reason of violation of StarMedia's Intellectual Property Rights by the Company which has not been cured during the 30-day period immediately following such notice of termination. Notwithstanding Section 16.17, in the event that the Company terminates this Agreement pursuant to this Section 12.2, StarMedia shall provide the Company with a list of key employees and the Company shall be entitled to solicit any StarMedia employees or individual consultants for employment or other contractual engagement. Moreover, in the event that this Agreement is terminated for any reason, StarMedia may terminate the Operating Agreements except where and to the extent that the Active Territory is any portion of Brazil and in the event of such termination shall provide a six (6) month wind-down of the MAP Service as provided in Section 12.5 hereof.

                  12.3  Bankruptcy. Either Party may terminate this
Agreement without prejudice to any other rights it may have hereunder or at law immediately upon written notice, in the event the other Party liquidates, dissolves, or shall be adjudicated insolvent, or files or has filed against it a petition in bankruptcy or for reorganization which is not discharged within 60 days after the filing thereof, or takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy. Notwithstanding Section 16.17, in the event that the Company terminates this Agreement pursuant to this Section 12.3, StarMedia shall provide the Company with a list of key employees and the Company shall be entitled to solicit any StarMedia employees or individual consultants for employment or other contractual engagement.

                  12.4 Change in Control. The Company shall be entitled to terminate this Agreement if there is a Change in Control of StarMedia to a Company Competitor on thirty (30) days' written notice to StarMedia delivered within ninety (90) days of the Company's first receiving written notice from StarMedia of such Change in Control.

                  12.5 Provision of Assistance. In the event that this Agreement expires or the Company terminates this Agreement pursuant to Sections 12.2, 12.3, or 12.4 at the election of the Company, either (i) StarMedia shall assign up to six (6) StarMedia employees in the following functional capacities: software architecture, database architecture, server cluster architecture, content management, wireless and WIS interface management and operations management, with access to the services and tools reasonably necessary to consult for the Company for up to six months, at reasonable time and materials rates with regard to the use of any software licensed hereunder or under any Operating Agreement or any Deposit Materials, or (ii) StarMedia will provide the MAP Services to those Participating Affiliates as of the date of termination or expiration as provided for under the terms and conditions of this Agreement and each Operating Agreement on a month to month basis for up to six (6) months as determined by each such Participating Affiliate (the "Transition Period"). StarMedia shall have no obligation to further develop the MAP Service during the Transition Period. Notwithstanding anything contained herein to the contrary, in the event that the Company terminates this Agreement pursuant to Section 12.2, the Company cannot concurrently exercise its rights under this Section 12.5 and
Section 16.17 hereof.


                                  ARTICLE XIII

                         REPRESENTATIONS AND WARRANTIES

                  13.1  StarMedia's Representations and Warranties.
StarMedia represents and warrants to the Company that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations hereunder, (ii) the making and performance by it of this Agreement does not and will not violate any law or regulation applicable to it, its certificate of incorporation, by-laws or other organizational documents or any other agreement to which it is a party or by which it is bound, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with the respective terms hereof (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting enforcement of creditors' rights generally, or by a court's discretion in relation to equitable remedies), (iv) all approvals, authorizations or other actions by, or filings with, any governmental authority or other person or entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, (v) the MAP Service, the Production Work and all underlying Technology provided by StarMedia shall function and perform in accordance with the Specifications and any product manual documentation provided by StarMedia to the Company, (vi) it has all necessary rights, licenses and approvals required to provide the MAP Service and all other products and services provided hereunder to the Company and its Participating Affiliates, and to their respective Subscribers, in accordance with this Agreement, (vii) neither the MAP Service nor any Technology nor other service provided by StarMedia to the Company and its Participating Affiliates, and to their respective Subscribers, nor any portion or use thereof in accordance with this Agreement, will infringe upon or violate any patent, copyright, trade secret or other proprietary or personal right of any third party, (viii) all obligations owed to third parties with respect to the activities contemplated to be undertaken by StarMedia pursuant to this Agreement are or will be fully satisfied by StarMedia so that neither the Company nor any of its Participating Affiliates will have any obligations (other than obligations set forth in this Agreement and/or in the applicable Operating Agreement) with respect thereto, (ix) StarMedia will comply with the reasonable privacy policies of the Company and each Participating Affiliate (with respect to the applicable Active Territory), as the same are posted from time to time on the Company website or the applicable Participating Affiliate's website, as applicable, in the provision of the MAP Service and in the performance of its other obligations hereunder, (x) the content appearing on the MAP Service and on the StarMedia Websites generated by StarMedia, its Affiliates and its contracted third-party content providers shall not contain libelous, defamatory, obscene, pornographic or profane material or any instructions that may cause harm to any individuals; and (xi) such content may be reproduced, used, converted into digital or other electronic media, displayed, and distributed as contemplated by this Agreement without violating or infringing the rights of any other Person, including infringing any copyright, trademark or right of privacy, or any other intellectual or industrial property right, title or interest of any Person, and without obligating the Company or any of its Participating Affiliates to pay any royalties, fees or other compensation to third parties.

                  13.2  Company's Representations and Warranties. The
Company represents and warrants to StarMedia that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations hereunder, (ii) the making and performance by it of this Agreement does not and will not violate any law or regulation applicable to it, its certificate of incorporation, by-laws or other organizational documents or any other agreement to which it is a party or by which it is bound, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with the respective terms hereof (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting enforcement of creditors' rights generally, or by a court's discretion in relation to equitable remedies), (iv) the Company is in compliance with all applicable governmental laws and regulations and (v) all approvals, authorizations or other actions by, or filings with, any governmental authority or other person or entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

                  13.3  Company's Investment Representations and
Warranties. The Company hereby represents and warrants to StarMedia, understanding and agreeing that StarMedia is entering into this Agreement in part in reliance on such representations and warranties, as follows:

                    (a) The Company is an "Accredited  Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

                    (b) The  Company  has been  advised  by  StarMedia  that the
               Options and the Option Shares have not been registered under the Securities Act, that the Options and the Option Shares will be issued on the basis of the statutory exemption provided by
               Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the StarMedia's reliance thereon is based in part upon the representations made by the Company in this Agreement. The Company acknowledges that it has been informed by StarMedia of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities;

                    (c) The Company is purchasing the Options and, if applicable, the Option Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

                           (d)      The Company has substantial experience in
evaluating and investing in private
placement transactions of securities in companies similar to StarMedia so that it is capable of evaluating the merits and risks of its investment in StarMedia and has the capacity to protect its own interests. The Company must bear the economic risk of this investment indefinitely unless the Options (or the Option Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. The Company understands that StarMedia has no present intention of registering the Options or the Option Shares unless and to the extent it is required to do so pursuant to Article VIII of the Securities Purchase Agreement. The Company also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Company to transfer all or any portion of the Options or the Option Shares under the circumstances, in the amounts or at the times the Company might propose. The Company represents that by reason of its, or of its management's, business or financial experience, the Company has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, the Company is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement;

                           (e)      The Company has had an opportunity to
discuss StarMedia's business, management and financial affairs with directors, officers and management of StarMedia and has had the opportunity to review StarMedia's operations and facilities. The Company acknowledges that it is relying entirely on its own due diligence investigation of StarMedia. The Company has also had the opportunity to ask questions of, and receive answers to the Company's satisfaction from, StarMedia and its management regarding the terms and conditions of this investment;

                           (f)      The Company acknowledges and agrees that
the Options and, if issued, the
Option Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Company has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about StarMedia, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations;

                           (g)      The Company acknowledges and agrees that
the Option Shares and, if issued, the
Option Shares are subject to restrictions on transfer as set forth in this Agreement].

                  13.4 No Other Representations and Warranties. EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR IN THE EXHIBITS HERETO, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED HEREBY AND SERVICES PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                   ARTICLE XIV

                                 INDEMNIFICATION

                  14.1  StarMedia's Indemnification Obligations. Subject to
Section 14.3, StarMedia shall indemnify, hold harmless and defend the Company from and against any and all claims, liabilities, losses, damages, expenses and costs (including without limitation, legal fees and costs) (collectively, "Claims") arising out of or relating to (i) StarMedia's breach of any of its representations and warranties set forth herein, (ii) the StarMedia Websites,
(iii) the efforts of any taxing authority to collect Withholding Taxes from the Company with respect to payments made to StarMedia or its Affiliates, (iv) any gross negligence or willful misconduct by StarMedia or any of its Affiliates, or any of their respective employees or agents or (v) libel or slander by the content of the MAP Service provided by StarMedia and its licensors. For the avoidance of doubt, nothing in this Section 14.1 shall be construed to provide indemnification for any matter which is covered by Section 4.7 hereof.

                  14.2  Company's Indemnification Obligations. Subject to
Section 14.3, the Company shall indemnify, hold harmless and defend StarMedia from and against any and all Claims arising out of or relating to (i) the Company's breach of any of its representations and warranties set forth herein,
(ii) the Access Services, or (iii) any gross negligence or willful misconduct by the Company, any of its Affiliates, or any of their respective employees or agents.

                  14.3 Indemnification Procedure. The indemnified Party shall give prompt notice to the indemnifying Party of the occurrence of any Claims as to which indemnification may be claimed hereunder. The indemnified Party shall have the right to participate in the defense of any third-party Claim. The indemnifying Party's indemnification obligation hereunder shall also cover the fees and expenses of separate counsel of the indemnified Party's choice in connection with such third-party Claim. The indemnifying Party shall not settle any third-party Claim without the prior written consent of the indemnified Party. In addition, if any third-party Claim is asserted, which impairs the indemnified Party's interests under this Agreement, the indemnified Party shall have the right to terminate this Agreement on written notice as provided herein in the case of Default, without, however, waiving any right to full indemnification hereunder.


                                   ARTICLE XV

                             LIMITATION OF LIABILITY

         EXCEPT WITH RESPECT TO LIABILITY ARISING OUT OF THE OBLIGATIONS CONTAINED IN SECTION 4.7 OR IN ARTICLE X OR XIV HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS) ARISING FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

                                   ARTICLE XVI

                                     GENERAL

                  16.1 Notices. All notices and other communications between the Parties required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt by (i) hand delivery, (ii) certified or registered mail, return receipt requested, (iii) delivery by reputable overnight delivery service, or (iv) fax transmission, to be supplemented by delivery pursuant to one of the methods set forth in (i) through
(iii) herein within two (2) days of such fax transmission, addressed as follows, or to such other address as may be hereafter notified by the Parties:

                  StarMedia:                StarMedia Network, Inc.
                                            75 Varick Street
                                            New York, New York 10013
                                            Attention:  Justin K. Macedonia,
                                                        General Counsel
                                            Fax: (212) 631-9100

                  Company:                  BellSouth Enterprises, Inc.
                                            c/o BellSouth International, Inc.
                                            1155 Peachtree Street, Suite 2000
                                            Atlanta, Georgia  30309
                                            Attention:  General Counsel
                                            Fax:

                  With a copy to:           BellSouth Corporation
                                            1155 Peachtree Street, Suite 2000
                                            Atlanta, Georgia 30309
                                            Attention:  General Counsel
                                            Fax: (404) 249-5901

                  16.2 No Waiver; Cumulative Remedies. No failure or delay in the exercise, by either Party, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in equity.

                  16.3 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Transmission by fax of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

                  16.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event that, notwithstanding the foregoing, a tribunal of competent jurisdiction shall refuse to enforce any of the provisions contained in this Agreement, the remaining provisions hereof shall not in any way be impaired or affected thereby, unless the absence of the affected provision materially adversely impairs the substantive rights of the Parties; provided, however, that, in the latter event, the Parties shall use their best efforts to replace the invalidated provision by a valid, legal and enforceable provision, which, insofar as practical, implements the purposes hereof. To the extent that it may effectively do so under applicable law, the Parties hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  16.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of law principles thereof.

                  16.6 Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in a court of competent jurisdiction of the State of New York located in New York County or in the United States District Court in and for the Southern District of New York. By execution and delivery of this Agreement, each Party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (iii) agrees that service of process in any such action or proceeding may be effected (A) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 16.1 or (B) in any other manner permitted by law. StarMedia, if it prevails on any claim based on the failure of the Company or any Participating Affiliate to make any payment required hereunder or under the Operating Agreement, shall in any case be entitled to recover in connection with such award its reasonable attorneys' fees and costs incurred in connection therewith.

                  16.7 Headings; References. The article, section and exhibit headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles," "Sections" or "Exhibits" shall be deemed to be references to Articles, Sections or Exhibits hereof unless otherwise indicated.

                  16.8 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

                  16.9 Amendments; Waivers; Binding Effect. Any amendments to, or waivers of, this Agreement or any provision hereof shall be in writing and signed by both Parties or, in the case of a waiver, by the Party waiving compliance. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

                  16.10 Assignment. Neither Party may assign this Agreement in part or in whole without the prior written consent of the other Party, and any attempt by a Party to assign this Agreement without such consent shall be null and void; provided, however, that (i) Company shall be entitled to assign this Agreement without StarMedia's prior written consent as a result of substantially all Company's direct or indirect interests in the Participating Affiliates being spun-off to form a new entity; provided that in the event such assignment is to a StarMedia Competitor, StarMedia may terminate this Agreement and shall provide the Company such transition assistance as provided in Section 12.6, and (ii) either Party shall be entitled to assign this Agreement without the other Party's prior written consent in connection with a merger of such Party with or into, or sale of all or substantially all of the assets of such Party to, an entity that is not a direct competitor of the other Party.

                  16.11 No Agency. No agency, partnership, joint venture or employment relationship shall be created or inferred by the existence or performance of this Agreement, and neither Party shall have any authority to bind the other in any respect whatsoever.

                  16.12 Survival. In addition to those provisions herein which expressly survive the termination of this Agreement, (i) Sections 4.1(c) (pursuant to its terms), 4.5, 4.6 (pursuant to its terms), 4.7, 11.2, 11.3 and
11.4 and (ii) Articles I, VII, VIII, X, XI, XII, XIII, XIV, XV and XVI.

                  16.13 Force Majeure. Either Party hereto shall be excused from any delay or failure in performance hereunder, except the payment of monies due and payable hereunder, caused by reason of any occurrence or contingency beyond its reasonable control, including without limitation, acts of God, fires, floods, wars, civil disturbances, power outages, sabotage, accidents or disputes with organized labor, provided that such delay or failure in performance cannot reasonably be circumvented through the prompt implementation of reasonable disaster recovery or contingency procedures, provided that this is not meant to provide a defense by reason of nonperformance of an Affiliate, subsidiary or independent contractor of such Party. The time for performance (together with the other Party's time of performance of related obligations, including without limitation, related payment obligations) shall be extended for a period equal to the period during which the event of force majeure prevented performance as aforesaid, but in no event for more than sixty (60) days. If any delay or failure in performance on the part of StarMedia continues for more than (a) five
(5) consecutive days, or (b) a total of ten (10) days within any thirty (30) day period, then Company, at its option, may terminate this Agreement, in whole or in part, without liability to StarMedia, as of a date specified in a written notice delivered to StarMedia by Company. Each Party shall take all reasonable measures to minimize the delaying effects of any force majeure (including, without limitation, by obtaining substitute services from alternate sources and/or implementing work around plans) and shall notify the other Party in writing (which notice shall include the affected Party's plans and efforts to implement a work-around solution) within ten (10) days of its first becoming aware of any event of force majeure causing a delay or failure of such Party's performance hereunder.

                  16.14 Publicity. Each Party agrees to make available for all public relations events relating to this Agreement a senior executive of such Party. Neither of the Parties shall issue any press releases regarding the other Party, this Agreement or the relationship of the Parties without the prior written consent of the other in each instance, except to the extent required by law, regulation or stock exchange rule. In any event, the Parties shall mutually agree to both the content and the media of distribution of any press release approved pursuant to the previous sentence.

                  16.15 Interpretation. All terms set forth in this Agreement and not otherwise defined herein shall be construed to have meanings consistent with the Internet, World Wide Web and telecommunications industries.

                  16.16 Conformance With Laws. Notwithstanding anything to the contrary contained herein, neither Party shall have any obligation hereunder to take any actions which will violate any laws, statutes or regulations of the United States or any other jurisdiction in which such actions are to be taken.

                  16.17 Non-Solicitation. Except as otherwise provided herein, during the Term and for one year after the Term neither Party nor any Person that controls or is controlled by a Party shall directly or indirectly solicit the other Party's employees or individual consultants for employment or other contractual engagement without the prior consent of the other Party. The foregoing shall not, however, prohibit one Party or such other Persons from innocently soliciting employment of or contractual relationship with the other Party's employees or contractors in a way where such solicitations were made generically to the world and not directly or indirectly targeted or brought to such individuals attention in a way that could be reasonably interpreted to be an attempt to purposefully solicit the other's employees or contractors working on or related to the provision of the MAP Service hereunder. This provision shall not apply to employees or contractors of a Party whose engagement with the other Party bears no relationship whatsoever to this Agreement, the StarMedia Websites, the Company's Access Services, or the MAP Service. Notwithstanding the foregoing, (i) in the event that the Company terminates this Agreement pursuant to Section 12.2 or 12.3 hereof, StarMedia shall provide the Company with a list of key employees and the Company shall be entitled to solicit any StarMedia employees or individual consultants for employment or other contractual engagement and (ii) in the event that the Company terminates this Agreement pursuant to Section 12.2, 12.3, or 12.4 hereof, StarMedia shall assign up to six
(6) StarMedia employees (provided that StarMedia shall not be obligated to assign any employee to the Company which would cause StarMedia to provide in excess of eighteen (18) employees in the aggregate to the Company and the Participating Affiliates) in the following functional capacities software architecture, database architecture, server cluster architecture, content management, wireless and WIS interface management and operations management, to consult for the Company for up to six months, at reasonable time and materials rates with regard to the use of any software licensed by StarMedia hereunder or pursuant to any Operating Agreement or any Deposit Materials.

                  16.18 Participating Affiliate Agreements. (a) The Company shall cause each Company Affiliate conducting an active telecommunications business within the Territory which elects to offer the MAP Service to execute an Operating Agreement with StarMedia or its Affiliate substantially in the form attached hereto as Exhibit E, and StarMedia shall, or shall cause its Affiliate to, execute such Operating Agreement.

                  (b) The form of Operating Agreement shall not be subject to renegotiation by StarMedia, the Company or their respective Affiliates, but may be customized for each Participating Affiliate to provide for custom content selection and to conform to applicable local governmental regulations or as otherwise contemplated herein or in the form of Operating Agreement or as agreed by the parties. If a Participating Affiliate determines that an allocation of the amounts payable under the Operating Agreements among the items of consideration provided by StarMedia or its Affiliate is necessary for such Participating Affiliate to properly determine its obligation to withhold Withholding Taxes, the Company and StarMedia shall cause their respective Affiliates to negotiate in good faith to determine the proper allocation based upon the fair market value of such items of consideration; provided, that if the parties cannot agree as to the proper allocation, the Operating Agreement shall be entered without an allocation and the Participating Affiliate shall take such actions as it reasonably believes necessary to meet its obligation to withhold Withholding Taxes.

                  (c) StarMedia and its Affiliates may enforce each Operating Agreement only against the associated Participating Affiliate. Breach or default by a Participating Affiliate shall not affect the rights or obligations of the Company hereunder or any other Participating Affiliate under its Operating Agreement, or the obligations of StarMedia to the Company and any non-breaching Participating Affiliate.

                  (d) If a StarMedia Affiliate is designated to enter into an Operating Agreement with a Participating Affiliate, StarMedia shall enter into such arrangements with such StarMedia Affiliate as are necessary to assure performance of all of StarMedia's obligations under the Operating Agreement and this Agreement, and StarMedia shall guarantee performance of such obligations. StarMedia shall provide Company with a written description of all such arrangements and copies of all agreements between StarMedia and its Affiliates relating to performance under the Operating Agreements.



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



         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer or representative as of the date first set forth above.

BELLSOUTH ENTERPRISES, INC..            STARMEDIA NETWORK, INC.

By:__________________________           By:__________________________

Name:________________________           Name:________________________

Title:__________________________        Title:__________________________